Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF
SERIES A PREFERRED STOCK, $0.10 PAR VALUE
OF
KAYDON CORPORATION
Pursuant to Section 151(g) and Section 103 of the
Delaware General Corporation Law
Pursuant to the provisions of Section 151(g) and Section 103 of the General Corporation Law of the State of Delaware, the undersigned, Debra K. Crane, Vice President and General Counsel, does hereby certify that:
          1. The name of the corporation is KAYDON CORPORATION, a duly organized and existing corporation under the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation”).
          2. The designation of the series of stock of the Corporation to which this certificate relates is the Series A Preferred Stock, $0.10 par value (the “Series A Preferred”).
          3. The voting powers, designations, preferences, and the relative, participating, optional, or other rights, and the qualifications, limitations, and restrictions of the shares of Series A Preferred were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation of the Corporation. A Certificate of Designation setting forth such resolutions was originally filed with the Secretary of State of the State of Delaware on May 26, 2000 pursuant to the provisions of Section 151 and Section 103 of the General Corporation Law of the State of Delaware and are set forth in the Second Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of Delaware on February 27, 2004 pursuant to the provisions of Section 245 of the General Corporation Law of the State of Delaware. None of the authorized shares of the Series A Preferred are outstanding and none will be issued.
          4. The Board of Directors of the Corporation duly adopted the following resolutions:
RESOLVED, that no shares of the Series A Preferred Stock are outstanding and none will be issued;
RESOLVED FURTHER, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, as amended, the Vice President and General Counsel of the Company is hereby authorized to prepare, execute and cause the filing with the Secretary of State of the State of Delaware of a Certificate of Elimination in respect of the Series A Preferred Stock, which will have the effect when filed of eliminating from the Certificate of Incorporation all reference to the Series A Preferred.
          5. That in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Certificate of Incorporation is hereby amended to eliminate all reference to the Series A Preferred Stock, $0.10 par value.
          IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury, this 6th day of May, 2010.

/s/ Debra K. Crane Debra K. Crane
Vice President and General Counsel